Exhibit 10.44

English Translation

Equipment Purchase and Sales Contract

Supplement Agreement

Seller: Shanghai Hanhong Precision Machinery Co., Ltd (“Hanhong”) Buyer: Zhejiang Yuhui Solar Energy Co., Ltd (“Yuhui”)	Contract No.: FTSM0704028 Date:15th Feb, 2008

I.	The supplement agreement (the “Agreement”) is entered by and between Hanhong and Yuhui (hereinafter separately referred to as the “Party”, and, collectively, the Parties”) according to Equipment Purchase and Sale Contract (No. FTSM0704028) (the “Contract”) concluded between the two parties. The Agreement stipulates that: whereas the Contracts states that the total amount of equipments agreed on by the Parties are 120 sets. As of the end of 2007, Buyer has purchased 40 sets. Based on the demand of Buyer, Buyer decides to continuously purchase the remaining 80 sets. However, with reference to some clauses about products model and quantity originally agreed on in the Contract, the Parties herein reach new clauses as follows via mutual negotiation,

II.	Product description, trademark, model, manufacturer, quantity, amount, delivery time and quantity

Description	Model	Unit	Qty	Unit Price (RMB)	Total Amt (RMB)	Delivery time
Silicon Monocrystallince Furnace	FT-CZ2008 See parameter list for details	Set	80	Price including VAT		The first 20 sets of Model FT-CZ 2008 specified by the Agreement shall be delivered according to the schedule that by March 30th 2008, 10 sets will be delivered and by April 20, additionally 10 sets will be delivered. The remaining 60 sets of
Product Model, Quantity, price for each partial delivery	FT-CZ2008	Set	20	¥:1,820,000.00	¥:36,400,000.00	Model FT-CZ 2208 shall be delivered according to the schedule that by May 25th 2008, 15 sets will be delivered, by June 25th 2008, 25 sets, and by July 25th 2008, 20 sets.
	FT-CZ2208		60	¥:2,649,912.00	¥:158,994,720.00

This agreement must be signed by Feb. 15th 2008.

Note: The first 20 sets shall conform to the related clauses stipulated by the Contract. The subsequent 60 sets shall conform to the technical standard of Model FT-CZ 2208, the details of which are referred to the attachment of this agreement.

Total:			80		¥:195,394,720.00
Total amount (in words): RMB one hundred and ninety-five million, three hundred and ninety-four thousand, seven hundred and twenty (including tax)
Note: Buyer shall issue VAT invoice to Seller

III.	2208 Quality requirements and technical standards: As per the product specifications, requirements and standards of the Seller as supplied by Seller and confirmed by Buyer (For details, please see Attachment 1 hereto).

IV.	2208 Packaging standards and supply and recovery of packing materials: equipment shall be packed in strong wood cartons which will not be recovered; for packing requirements, (For details, please see Attachment 2 hereto.)

V.	2208 Accompanied accessories (For details, please see Attachment 3 hereto.)

VI.	2208 Acceptance criteria, method and deadline for objection: acceptance shall be performed as per the product specifications provided by the Seller and confirmed by both parties (Shanghai Hanhong Company shall be responsible).

Means of acceptance: (for acceptance criteria for installation, testing, calcination and trial pulling, please refer to Attachment 4 hereto).

1.	Unpacking inspection of silicon monocrystalline furnace

Yuhui will conduct unpacking inspection on the monocrystalline furnace shipped by the Seller and issue the inspection report in accordance with the packing list of monocrystalline furnace;

2.	Installation and testing of monocrystalline furnace: Hanhong will work together with Yuhui in installing and testing monocrystalline furnace. After testing is completed, the equipment testing group led by Hanhong will provide a written report to Yuhui to confirm that the monocrystalline furnace are ready for operation. Yuhui shall be responsible for ensuring the supporting system for the operation of the monocrystalline furnace.

3.	monocrystalline furnace calcination

Hanhong will work together with Yuhui in calcining installed and tested monocrystalline furnace to test the performance of the electrical parts of each set and the equipment testing group lead by Hanhong will complete the final written report for the operation of electrical and mechanical parts during the process of calcination.

4.	Trial pulling of the monocrystalline furnace

Hanhong and Yuhui will conduct trial pulling of the monocrystalline furnace that has passed the calcination test so as to fully test the performance of the monocrystalline furnace. The crystal pulling technical plan for trail pulling will be proposed and prepared by Hanhong and be implemented after full communication with Yuhui.

Acceptance criteria:

1.	Yuhui will prepare 135kg multicrystalline silicon material (Yuhui shall ensure that, under normal process conditions, the material used for acceptance shall be able to be pulled into monocrystalline products which comply with the acceptance conditions) and a 22-inch quartz crucible to pull two ovens of monocrystalline products on the monocrystalline furnace to test the overall operation performance of the monocrystalline furnace. The process conditions for testing crystal pulling will be proposed by Hanhong and implemented after being confirmed by the Parties through full communication.

2.	Requirements for single crystals:

•	Isometric crystal diameter: target value+/-2mm

•	Mean single-crystal length after crystallization > =1000mm.8 inch(excluding non-conformance caused by the material or any other reasons than the equipment itself)

Test method: The length of a calibrated measuring tape running from the head of the crystal ingot to the fault line of the ingot.

•	During the process of crystal pulling, no significant crystal growth failure is caused by any mechanical/electrical failure

•	Crystal pulling reports recognized by both parties

3.	Yuhui is responsible for disposing the crystal ingots and the silicon pot scraps generated during acceptance and testing procedure.

VII.	Method and Term of Settlement

Within one week after the contract is signed, the Buyer shall pay by T/T the price of the first 20 sets into Seller’ account. The 30% of the price of remaining 60 sets shall be paid in the same way as above by Feb. 29, 2008. Within 7 days before shipment, 65% of the price shall be paid by T/T. The remaining 5% shall be paid by T/T within 15 days after installation and testing is completed.

VIII.	Other agreed issues:

1)	Hanhong promises to supply together with furnace of Model FT-CZ 2208 two suits of the graphite heating system suitable for use by such furnace with compliments. (for details, please see Attachment 6 hereto). The working drawing for this heating system shall be subject to final confirmation by both parties before execution.

2)	The price in this Contract includes the primary and secondary vacuum pumps, and filter needed by the equipment of Model FT-CZ 2208. The primary and secondary vacuum pumps for the use by the equipment of Model FT-CZ 2008 h will be separately purchased by Yuhui. The supplier recommended by Hanhong is Zhejiang Vacuum Equipment Group Co., Ltd in Taizhou, Zhejiang Province.

3)	Besides the standard spare parts accompanying each set of equipment, the price for each set of Model FT-CZ 2208 includes a suit of non-durable components, a list of which is specified in the attachment 3.2.

4)	Hanhong promises to update the software of Model FT-CZ 2208 for free after delivery and to provide the post-delivery services for improvement and perfection of the equipment.

IX.	Conditions for termination of the Agreement

If the price of goods cannot be paid in time in accordance with the provisions herein, which results in material loss on the part of the Seller, the Seller shall have the right to terminate this Contract and stop the corresponding after-sales services and trainings. Similarly, if the goods cannot be delivered in time in accordance with the provisions herein, which results in material loss on the part of the Buyer, the Buyer shall have the right to dissolve this Contract. No dissolution hereof shall prejudice against the right of the affected party to claim from the other party default penalty, including but not limited to direct economic loss and expenses spent on recovering the loss. If no agreement is reached between both parties through negotiation, the dispute will be settled in accordance with the provisions of Article 12 of the Contract.

X.	All the other terms and condition which this agreement doesn’t stipulate or mention herein shall be executed in accordance with the related clauses in Equipment Purchase and Sale Contract (No. FTSM0704028) (the “Contract”). Once there is a conflict between the Agreement and the Contract, this Agreement shall prevail.

Seller	Buyer

Name (seal): Shanghai Hanhong Precision Machinery Co., Ltd. (Seal)

Address: Baoshan Industrial Park, Shanghai

Legal Representative: Shan Cunzhang

Authorized agent: /s/ Zhao Zhihong June 2, 2007

Tel:

Paying bank: Bank of China, Shanghai Branch

A/C No.: 044434-8400-13267808091001

Tax Registration No.: 310113772117540

Name (seal): Zhejiang Yuhui Solar Energy Co., Ltd. (Seal)

Address: No.8, Baoqun Road, Yaozhuang Town Industrial Park, Jiashan County, Zhejiang Province

Legal Representative: Li Xianshou

Authorized Agent: /s/ Huang Binghua June 2, 2007

Tel: 0573-84773392

Opening bank: ICBC, Jiashan Branch

A/C No.: 1204070009242025955

Tax Registration No.: 330421753019961